CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Vinyl Products, Inc.

We consent to the use of our report dated April 9, 2010 with respect to the financial statements of Vinyl Products, Inc. as of and for the year ended December 31, 2009, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by Vinyl Products, Inc. dated April 29, 2010.

 /s/ M&K CPAS, PLLC

 Houston, Texas

 April 30, 2010